Exhibit 10.7

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is made as of this 13 day of October 2020 (the “Effective Date”), by and between Rail Vision Ltd., a company incorporated under the laws of the State of Israel, registration number 515441541, having its principal place of business at 15 Ha-Tidhar Str., Raanana, Israel (the “Company”) and Knorr-Bremse Systeme für Schienenfahrzeuge GmbH, a company incorporated under the laws of Germany, having its principal place of business at Moosacher Str. 80, 80809 München, Germany (the “Lead Investor”) and those investors detailed in Annex A hereto (the “Additional Investors” and collectively with the Lead Investor, the “Investors”). Each of the Company and the Investors may also be referred to herein, individually, as a “Party”, and collectively, as the “Parties”.

WHEREAS,	the Company is engaged in the design, development and assembly of safety, security and track scanning systems for the global railway industry, and pursuing investment; and

WHEREAS,	the Lead Investor is a leading manufacturer of braking systems and a leading supplier of safety- critical sub-systems for rail and commercial vehicles, who invested in the Company and desires to further invest in the Company, pursuant to the terms and conditions more fully set forth in this Agreement; and

WHEREAS,	the Additional Investors are shareholders of the Company who have elected to exercise their respective preemptive rights in connection with the investment contemplated under this Agreement; and

WHEREAS,	the Board of Directors of the Company (the “Board”) has determined that it is in the best interest of the Company (i) to raise US$10,000,000, by means of the issuance and allotment to the Investors of a new class of Preferred A Shares, par value NIS 0.01 each of the Company (the “Preferred A Shares”), at a price per share of US $195.00 (the “PPS”), and (ii) to have an option to require the Lead Investor to purchase additional Preferred A Shares at the same PPS for an amount of up to US$5,000,000, all subject to the conditions set forth in this Agreement.

WHEREAS,	The Parties collaborate in various ways regarding the marketing and distribution of the Company’s solutions to potential customers.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

1.	TRANSACTION

1.1 Purchase and Sale of Shares. Subject to the terms and conditions hereof, the Investors agree to purchase (severally and not jointly), and the Company agrees to issue and allot to the Investors, at the Closing (as defined below) an aggregate number of 51,282 Preferred A Shares of the Company (the “Purchased Shares”), per the allocation between the Investors set forth in Annex A hereto, in consideration for an aggregate investment amount of US $10,000,000 (the “Investment Amount”), at the PPS, reflecting 19.8% of the Company’s issued and outstanding capital immediately following the Closing (assuming the investment of the total Investment Amount), as set forth in the Cap Table (as such terms are defined below).

1.2 Issue and Allotment of Shares at the Closing. Subject to the terms and conditions hereof, the Company shall sell and issue to each Investor, and each Investor shall purchase from the Company, at the Closing, the applicable number of Purchased Shares, at a price per share equal to the PPS, in consideration for its portion of the Investment Amount all as detailed next to such Investor’s name in Annex A hereto, which shall be paid as detailed in Section 1.3 hereto.

1.3 Payment of the Investment Amount. Each of the Investors shall pay its respective portion of the Investment Amount (as detailed next to such Investor’s name in Annex A hereto) in two installments as follows: (i) 50% of the Investor’s portion of the Investment Amount shall be paid to the Company at the Closing (the “First Installment”); and (ii) 50% of the Investor’s portion of the Investment Amount shall be paid to the Company on, or prior to, the expiry of the 6 calendar month period commencing on the date of Closing (the “Second Installment” and the “Second Installment Date”). For the removal of doubt, if the Closing shall have occurred, the Second Installment shall be unconditionally due and payable by each Investor by the Second Installment Date and each Investor hereby irrevocably and unconditionally undertakes to transfer its applicable Second Installment by no later than the Second Installment Date; provided however that if the Company is subject to Liquidation Proceedings (as defined below) such Investor shall not be required to provide its respective Second Installment and in such event the Investor shall immediately transfer back to the Company, for no consideration, 50% of the Preferred A Shares of the Company previously issued to it/him under this Agreement. Without derogating from the forgoing, if an Investor fails to transfer such Second Installment on or prior to the Second Installment Date due to any other reason (other than Liquidation Proceedings) then, without derogating from any other rights or remedies available to the Company under this Agreement and/or under applicable law, the Company shall notify the Investor in writing of such failure, and in the event that the Investor does not remedy such breach within 7 business days (the “Remedy Period”) then (i) such Investor shall be obliged to immediately transfer back to the Company, for no consideration, 50% of the Preferred A Shares of the Company previously issued to it/him under this Agreement (the “Forfeited Shares”), and the remaining 50% of the Preferred A Shares issued to it/him under this Agreement shall automatically (ipso facto) be converted into Ordinary Shares par value NIS 0.01 each of the Company, without any further action being taken by the Company(ii) to the extent such transfer of the Forfeited Shares shall not be performed as required as per (i) above, then the Forfeited Shares shall be forfeited ipso facto (automatically) notwithstanding the procedural requirements regarding forfeiture that are mentioned in the Amended Articles (as defined below), which are all deemed completed and no further action or approval shall be required in their regard (including any additional Board approval, or prior notice requirement, or otherwise), (iii) in the event the defaulting Investor is the Lead Investor, the Lead Investor’s right to appoint one of the KB Directors (as defined in the Amended Articles), shall be, ipso facto -automatically and without the need of any action by the Company or such Investor or any other party whatsoever - revoked, cancelled and annulled. For avoidance of doubt, no Investor shall be liable for the actions or omissions of the other Investors hereunder.

“Liquidation Proceedings” means (a) any actual liquidation or dissolution of the Company, (b) the execution by the Company of a general assignment for the benefit of creditors, (c) a decision by the Board that the Company is insolvent, (d) the voluntary filing by the Company of any petition in liquidation, insolvency or bankruptcy proceedings, (e) the filing against the Company of any petition in liquidation, insolvency or bankruptcy proceedings or for relief and the continuation of such petition without dismissal for a period of 45 days or more, (f) the temporary or permanent appointment of a receiver, trustee or liquidator which is not permanently removed or otherwise permanently dismissed within 45 days thereafter, to take possession of a substantial portion of the property or assets of the Company (g) the levy of an encumbrance or pledge or the institution of execution proceedings against all or a substantial part of all of the Company’s assets.

1.4 For avoidance of doubt, without derogating from the provisions of Section 1.3 and subject thereto, it is clarified that all of the Purchased Shares shall be issued to the Investors at the Closing.

1.5 Optional Closing. In the event that the Company has not consummated an Additional Financing Round (as defined hereunder) by September 30 2021 , the Company shall have the option (i.e. the right but not the obligation), for a limited period commencing on October 1 2021 and expiring on December 31, 2021 (the “Option Period”), to require the Lead Investor to purchase 25,641 Preferred A Shares of the Company (the “Call Shares”), in consideration for an investment amount of US $5,000,000 (the “Option Investment Amount”), at a price per share equal to the PPS, all subject to the terms and conditions hereof referring to the Optional Closing (as defined below) (the “Option”). The Company shall notify the Lead Investor in writing of its decision to exercise its right to consummate the Optional Closing within the Option Period, specifying the amount of Call Shares the Company elects to sell and issue thereunder (the “Option Exercise Notice”).

For the purpose hereof, an “Additional Financing Round” shall mean a financing round in which the Company issues either Preferred A Shares or a more senior class of shares, under which the Company raises no less than US $3,000,000 from its shareholders or one or more third parties, in one or a series of closings or transactions.

2.	CLOSING

2.1 Closing. The issuance and allotment of the Purchased Shares, and the purchase thereof by the Investors (provided however that the payment of the Investment Amount shall be paid in two installments as detailed in Section 1.3 hereinabove), shall take place at the closing (the “Closing”) to be held remotely by exchange of documents, signatures and payments, concurrently with the execution of this Agreement, or at such other time and place as the Company and the Lead Investor shall mutually agree in writing.

2.2 Transactions at the Closing. At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

2.2.1 The Company shall deliver to the Lead Investor the following documents or cause the following actions to be completed:

2.2.1.1 A true and correct copy of the written consent of the Company’s Board, approving, inter alia: (i) the entering into, execution, delivery and performance of this Agreement, including any exhibits, schedules and ancillary documents hereto (including the Indemnification Agreements and IRA each as defined below) and approving all the transactions contemplated herein, therein and thereby; (ii) the issuance and allotment of the Purchased Shares to the Investors against payment of the Investment Amount in accordance with the terms hereof; (iii) the Option and the issuance and allotment of the Call Shares to the Lead Investor in accordance with the Option; and (iv) the Option Agreements with each of Elen Katz and Shachar Hania including the issuance of options thereunder to purchase shares as detailed therein, in the form attached hereto as Exhibits 2.2.1.1A and 2.2.1.1B respectively (the “Management Option Agreements”).

2.2.1.2 A true and correct copy of the minutes of the general meeting of the shareholders of the Company, approving (i) the entering into, execution, delivery and performance of this Agreement, including any exhibits, schedules and ancillary documents hereto including the Indemnification Agreements) and approving all the transactions contemplated herein, therein and thereby; (ii) the adoption of the Amended and Restated Articles of Association of the Company (the “Amended Articles”), in the form attached hereto as Exhibit 2.2.1.2.; (iii) the creation of the new class of Preferred A Shares; (iv) the Option and the issuance and allotment of the Call Shares to the Lead Investor in accordance with the Option; and (v) the Management Option Agreements and the issuance to Elen Katz and Shachar Hania of options to purchase shares as detailed therein.

2.2.1.3 Executed waivers of all pre-emptive or other participation rights in connection with the Purchased Shares and Call Shares or evidence reasonably satisfactory to the Lead Investor that all shareholders of the Company (which are not Investors) shall have waived (or deemed to have waived following expiration of the relevant notice periods) any preemptive rights or other participation rights in connection with the Purchased Shares and Call Shares.

2.2.1.4 An Amended and Restated Investors Rights Agreement, duly executed by the Company, in the form attached hereto as Exhibit 2.2.1.4 (the “IRA”);

2.2.1.5 Validly executed share certificates in the Investors names, representing their respective portions of the Purchased Shares, in the form attached hereto as Exhibit 2.2.1.3;

2.2.1.6 A true and correct copy of the Company’s shareholders register evidencing the issuance of all the Purchased Shares to the Investors, certified by the Company’s Chief Executive Officer on behalf of the Company, in the form attached hereto as Exhibit 2.2.1.6;

2.2.1.7 An opinion of Shibolet & Co., counsel to the Company, dated as of the date of the Closing, in the form attached hereto as Exhibit 2.2.1.7;

2.2.1.8 A certificate signed by the Chief Executive Officer of the Company on behalf of the Company, stating that the conditions specified in Section 5 of this Agreement have been fulfilled, in the form attached hereto as Exhibit 2.2.1.8;

2.2.1.9 Executed copy of indemnity agreements with the Additional KB Directors in the form attached as Exhibit 2.2.1.9 (the “Indemnification Agreement”);

2.2.1.10 A copy of duly completed and executed notices to the Israeli Companies Registrar with regard to the: (i) adoption of the Amended Articles; (ii) issuance of the Purchased Shares; and (iii) changes to the Company’s Board, in the forms attached hereto as Exhibits 2.2.1.10(i)-(iii).

2.2.2 Each Investor shall cause the transfer to the Company and actual deposit in its bank account the details of which are set forth in Exhibit 2.2.2, by wire transfer of immediately available funds its respective portion of the First Installment. The wire transfer will be made in US Dollars (or in case of Israeli based Investors, may also be made in the equivalent thereof in NIS, as per the representative rate published by bank of Israel at the day of transfer). Each Investor shall also provide the Company, promptly after the aforesaid wire transfer has been made, the wire transfer confirmation from the Investor’s bank.

2.3 The Optional Closing. The issuance and allotment of the Call Shares, and the purchase thereof by the Lead Investor against payment of the Option Investment Amount, shall take place at the Optional Closing (the “Optional Closing”) to be held remotely by exchange of documents, signatures and payment, within 10 business days following the receipt of the Option Exercise Notice by the Lead Investor, or at such other time and place as the Company and the Lead Investor shall mutually agree upon in writing.

2.4 Transactions at the Optional Closing. At the Optional Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

2.4.1 The Company shall deliver to the Lead Investor the following documents or cause the following actions to be completed:

2.4.1.1 Validly executed share certificates in the Lead Investor’s name, representing the Call Shares;

2.4.1.2 A true and correct copy of the Company’s shareholders register evidencing the issuance of the Call Shares, certified by the Company’s Chief Executive Officer;

2.4.1.3 A certificate signed by the Chief Executive Officer of the Company stating, on behalf of the Company, that the conditions specified in Section 5A of this Agreement have been fulfilled;

2.4.1.4 A copy of duly completed and executed notices to the Israeli Companies Registrar with regard to the issuance of the Call Shares.

2.4.2 The Lead Investor shall cause the transfer to the Company and actual deposit in its bank account the details of which are set forth in Exhibit 2.2.2, by wire transfer of immediately available funds in US Dollars, the Option Investment Amount. The Lead Investor shall also provide the Company, promptly after the aforesaid wire transfer has been made, the wire transfer confirmation from the Lead Investor’s bank.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Investors, and acknowledges that the Investors are entering into this Agreement, inter alia, in reliance thereon, as follows:

3.1 Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Israel, with full corporate power and authority to enter into and perform its obligations under this Agreement and to own, lease and operate its properties and assets and to conduct its business as now being conducted. The articles of association of the Company as in effect prior to the Closing are attached hereto as Schedule 3.1 (the “Current Articles”) and the Amended Articles shall be in effect upon the Closing.

3.2 Authorization; Approvals. The Company has the full power and authority to execute, deliver and perform this Agreement and the other instruments contemplated hereby or which are ancillary hereto (collectively, the “Transaction Documents”), and to consummate the transactions contemplated hereby and thereby. The Transaction Documents, when executed and delivered by or on behalf of the Company, shall constitute the valid and legally binding obligation of the Company, legally enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws of general application affecting enforcement of creditors’ rights generally and laws relating to the availability of specific performance, injunctive relief or other equitable remedies. All corporate action on the part of the Company, its shareholders, officers and directors necessary for the authorization, execution, delivery, and performance of all of the Company’s obligations under the Transaction Documents and for the authorization, issuance and sale of the Purchased Shares, has or will be taken prior to the Closing. The Purchased Shares, when issued in accordance with the provisions hereof, shall be validly issued, fully paid, and non-assessable.

3.3 Compliance with Other Instruments. The Company is not in violation or default: (a) of any provision under its Current Articles, or (b) under any note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement to which the Company is a party or by which it or any of its property is bound or affected, or (c) of any law, statute, ordinance, regulation, order, writ, injunction, decree, or judgment of any court or any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which default, in any such case under subsections (a)-(c) above, would adversely affect the Company’s business, condition (financial or otherwise), affairs, operations or assets, or (d) no third party is in default under any agreement, contract or other instrument, document or agreement to which the Company is a party or by which it or any of its property is affected, or (e) the Company is not a party to or bound by any order, judgment, decree or award of any governmental authority, agency, court, tribunal or arbitrator.

3.4 Ownership of Shares.

3.4.1 Capitalization. The capitalization table attached hereto as Schedule 3.4.1 represents a capitalization of the Company on Fully Diluted Basis (the “Cap Table”), sets forth the complete and accurate number and class of shares held by each shareholder of the Company, and the complete and accurate total number of securities reserved, promised and granted options, warrants, and all other rights, promises or undertakings to subscribe for, purchase or acquire from the Company any capital of the Company immediately prior to and following the Closing on a Fully-Diluted Basis (assuming the investment in full of the entire Investment Amount and the exercise of the Option, but disregarding any other equity issuances following the Closing and prior to the exercise of the Option, if any, in accordance with the applicable provisions of Amended Articles); and further assuming that no additional Company’s securities are issued or exercised, following the Closing, in such manner which contradicts any of the terms and conditions herein or as set forth under the Amended Articles; No other person or entity owns or has rights to or has been promised to purchase from, or be issued or granted by, the Company any shares of the Company, any securities of the Company or any rights to purchase or be issued or granted shares or securities of the Company. All of the issued and outstanding share capital of the Company has been duly authorized, validly issued, fully paid-up and non-assessable. The Purchased Shares and Call Shares, when issued and allotted and paid for in accordance with this Agreement, (i) will be duly authorized, validly issued, fully paid-up, non-assessable and free and clear of all liens, claims, charges, encumbrances, restrictions, rights, options to purchase, proxies, voting trust and other voting agreements, calls or commitments of any kind, (ii) will have the rights, preferences, privileges, and restrictions set forth in the Amended Articles; and (iii) will be duly registered in the name of the Investors in the Company’s shareholders register.

“Fully Diluted Basis” means all issued and outstanding share capital of the Company and rights to receive (for consideration or without consideration) shares of the Company, including but not limited to (i) all issued ordinary shares of the Company par value NIS 0.01 per share (“Ordinary Shares”), (ii) all issued Preferred A Shares, (iii) all securities issuable upon conversion into share capital of any existing convertible securities or loans including all securities convertible into Ordinary Shares and/or Preferred A Shares, being deemed so converted; (iv) all options, warrants and other rights to acquire shares or securities exchangeable or convertible for shares of the Company being deemed so allocated, exercised and converted, (v) all options issued or allocated to or reserved for any of the Company’s employees, directors and consultants under any equity plan approved by the Board including the Option Plan (as defined below) being deemed granted and/or exercised, including options granted under the Management Option Agreements (as defined below) (vi) all anti-dilution rights being deemed to be effected, (vii) any other rights (or promises or undertakings to grant such rights, including, without limitation, any written or oral promises or undertakings with respect to such rights) to acquire and/or receive shares or securities exchangeable for shares deemed allocated and exercised, converted or exercised, as the case may be, at their existing conversion/exercise prices.

3.4.2 Schedule 3.4.2 hereto sets forth, with respect to options or other rights to purchase share capital of the Company, whether granted or promised by the Company (in writing, orally or otherwise) under the Option Plan (as defined below), the following: (i) the name of the holder of such options or rights; (ii) an indication of whether such options are vested or unvested; (iii) the number of such vested or unvested options (and the term of any acceleration thereof); (iv) the number of shares subject to each option; (v) exercise price per share; (vi) vesting commencement date; (vii) vesting schedule; (viii) with respect to options granted to Israeli taxpayers, whether each such option was granted pursuant to Section 3(i) of the Ordinance or, Section 102 of the Ordinance, and specifying the subsection of Section 102 of the Ordinance pursuant to which the option will be taxed; (ix) the date of grant of such options; (x) for options subject to Section 102(b)(2) of the Ordinance the date of deposit of such options with the Section 102 Trustee, including the date of deposit of the applicable board or committee resolution and the date of deposit of the applicable option agreement with the Section 102 Trustee. Schedule 3.4.2 shall also set forth any grant of shares or restricted shares under the Option Plan (as defined below) including the information detailed above with respect to the Company options, as applicable. The Company options and shares were granted under the Option Plan pursuant to fully executed agreements signed with each Company option or share recipient. The Option Plan and the appointment of the 102 Trustee were filled to the Israeli Tax Authority (“ITA”) on February 19, 2017. All Company options and shares granted under the Option Plan were granted, vest, and have been exercised or are exercisable in accordance with all applicable law, including, but not limited to, the Israeli Companies Law 1999 and the Israeli Securities Law 1968. All grants of Company options and shares and the Option Plan were duly approved by the Board and, if required by law, by the shareholders of the Company. All grantees of Company options or shares under the Option Plan are Company officers, employees or service providers who are Israeli residents that have not been relocated outside of Israel while engaged with the Company.

(i)	“Ordinance” means the Israeli Income Tax Ordinance [New Version] 1961 and all the regulations, rules and orders promulgated thereunder.

(ii)	“Section 102” means Section 102 of the Ordinance.

(iii)	“Section 102 Option” means any option granted under the Option Plan pursuant to the terms of Section 102(b)(2) of the Ordinance.

(iv)	“Section 102 Trustee” means a trustee appointed by the Company in accordance with the provisions of Section 102 of the Ordinance.

(v)	“Section 102 Shares” mean any Ordinary Shares that were issued upon exercise of Section 102 Options.

(vi)	“Option Plan” means the RailVision Ltd. 2017 Share Option Plan.

3.5 Subsidiary. The Company does not own any of the issued and outstanding share capital of any other company or rights thereto, and is not a participant in any partnership, joint venture or other business association.

3.6 Directors, Officers. Schedule 3.6 contains a list of all directors and officers of the Company. Except as set forth in Schedule 3.6 and in the Amended Articles, the Company does not have any agreement, obligation or commitment with respect to the election of any individual or individuals to the Board. To the Company’s Knowledge, except as set forth in Schedule 3.6, there is no voting agreement or other arrangement among any of the Company’s shareholders. The Option Plan and all other agreements, commitments and understandings, whether written or oral, with respect to any compensation to be provided to any of the Company’s directors and officers have been provided to the Lead Investor or its counsel.

In this Agreement “Company’s Knowledge” shall mean the knowledge of those matters, facts and circumstances as would be apparent upon making reasonable enquiry by each of (i) Elen Katz, CEO; (ii) Ofer Naveh, CFO and, only for the purposes of Section 3.10, (iii) Shachar Hania, VP R&D, on the subject matter of the statement.

3.7 Ownership of Assets. The Company has good and marketable title to all of its assets, the Company does not own any assets in excess of EUR 100,000 (per asset) and such assets are not subject to any mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge, and are sufficient for the conduct of the Company’s business as now conducted. Except as set forth in Schedule 3.7, the Company does not currently lease or license any real property. The Company is not in default or in material breach of any provision of its leases.

3.8 Financial Statements; No undisclosed Liabilities.

3.8.1 The Company has furnished the Investor with its audited financial statements as of December 31, 2019, which are attached hereto as Schedule 3.8.1 (the “Financial Statements”). Other than normal year-end adjustments to the Financial Statements as required under U.S. generally accepted accounting principles, the Financial Statements are true and correct in all material respects, are in accordance with the books and records of the Company and have been prepared in accordance with U.S. generally accepted accounting principles consistently applied and fairly and accurately present (except as may be indicated in the notes thereto) in all material respects the financial position of the Company as of such date and the results of its operations for the period then ended.

3.8.2 Other than as set forth in Schedule 3.8.2 which also include a balance sheet of the Company as of June 30 2020, and other than the Company’s operating expenses in the ordinary course of business, since December 31, 2019 and until the Closing, there has not been:

(a) any material change in the assets, liabilities, condition (financial or otherwise) or business of the Company;

(b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, conditions (financial or otherwise), operating results or business of the Company;

(c) any waiver by the Company of a material right or of a material debt owed to it;

(d) any satisfaction or discharge of any material lien, material claim or material encumbrance or payment of any material obligation by the Company, except in the ordinary course of business and that is not individually or in the aggregate adverse to the assets, properties, condition (financial or otherwise), operating results or business of the Company exceeding EUR 10,000;

(e) any material change or amendment to a material contract or material arrangement by which the Company or any of its assets or properties is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee of the Company;

(g) any loans made by the Company to its employees, officers, or directors other than travel advances made in the ordinary course of business;

(h) any sale, transfer or lease of, except in the ordinary course of business, or mortgage or pledge of imposition of lien on, any of the Company’s assets;

(i) any change in the accounting methods or accounting principles or practices employed by the Company;

(j) any other event or condition of any character that would materially adversely affect the assets, properties, condition (financial or otherwise), operating results or business of the Company; or

(k) any arrangement or commitment by the Company to do any of the things described in this Section 3.8.2.

(l) The Company has no obligations, debts or liabilities, whether accrued, absolute or contingent, other than (i) obligations, debts or liabilities reflected in the Financial Statements, or reflected in the notes thereunder, as applicable; (ii) obligations, debts or liabilities that have been incurred by the Company since December 31, 2019 in the ordinary course of business and consistent with past practice which do not exceed EUR 50,000 for a single creditor, (iii) liabilities, not in the ordinary course of business and consistent with past practice, in an aggregate amount of up to EUR 25,000; and (iv) the outstanding fees and expenses incurred by the Company in connection with the transactions contemplated hereunder, as set forth in Schedule 3.8.2(l).

3.9 Permits. The Company has all governmental franchises, permits, licenses, and any similar authority necessary or required under any law, regulation, rule or ordinance, for the conduct of its business as now being conducted, and the Company is not in default under any of the same.

3.10 Intellectual Property.

3.10.1 For the purposes hereof, “Intellectual Property Rights” means any and all statutory and common law rights, in any country in the world, in any of the following: (i) patents and patent applications and equivalent rights in inventions (including all divisions, continuations, continuations-in-part, substitutions, reissues, reexaminations and extensions, and all foreign counterparts related to any of the foregoing), (ii) trademarks, service marks logos and trade names, including all registrations and applications for registrations thereof, (iii) copyrightable subject matter, software and databases, and all registrations thereof and applications therefor, (iv) trade secrets and confidential, technical and business information, and (v) URLs and Internet domain names, including registrations thereof and applications therefor; “Technology” means any technology, inventions (whether patentable or not), proprietary information, know how, technical data, computer software (including any source code, object code, firmware, development tools, files, records and data), user interfaces, content, graphics and other copyrightable works, designs, proprietary processes, algorithms, specifications, websites, URLs and Internet domain names, databases, customer lists and vendor lists, and any tangible embodiments of the foregoing; “Company Intellectual Property” means all Intellectual Property Rights and Technology that are owned or purported to be owned by the Company.

3.10.2 The Company owns as a sole owner, free and clear of any liens and restrictions and claims and third party rights, all of the Company Intellectual Property. Schedule 3.10.2 contains a complete list of the patents and pending patent applications, trade mark registrations and applications therefor, and other registered Intellectual Property Rights owned by the Company (including, without limitation, the name of applicant/registrant and record owner(s) thereof and, for each patent, the patent number or application serial number for each jurisdiction in which filed, date issued and filed and present status thereof). Each of the Company’s registered Intellectual Property Rights is valid, and subsisting, and all required registration, maintenance and renewal fees related to any such registered Intellectual Property Rights, have been timely paid. No procedures have been commenced, are pending or to the Company’s Knowledge currently threatened in any jurisdiction, which could result in the cancellation of any issued patent, trademark or service mark, or the failure to issue of any patent, trademark or service mark application. Schedule 3.10.2 further lists all unregistered trademarks used by the Company.

3.10.3 Except as set forth in Schedule 3.10.3, the Company has no outstanding options, licenses, or agreements of any kind relating to any Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to Intellectual Property Rights or Technology of any other person or entity (including, without limitation, any software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model), other than commercially available, off-the-shelf software products which are generally available under shrink-wrap, click-wrap or similar widely-available standard end-user license agreements, in each case involving payments or fees of less than $5,000.

3.10.4 The Company is not contractually obligated or under any liability to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property Right or Technology, with respect to the use thereof or in connection with the conduct of its business as now conducted or as currently proposed to be conducted except as set forth in Schedule 3.10.4.

3.10.5 Each past and present employee, officer and consultant of the Company, and any other persons, in each case, who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed any products or Technology for the Company, has executed and delivered to the Company a written proprietary information and invention assignment agreement, substantially in the applicable form made available to Investor or its counsel, effective and enforceable in the jurisdiction in which such employee, officer or consultant resides, that irrevocably assigns to the Company all Intellectual Property Rights associated with any such products or Technology and each such person as well as any person who has or at any time had access to information about such products or Technology or other confidential or proprietary information of the Company has signed a confidentiality agreement that appropriately protects the confidentiality of such information. To the Company’s Knowledge, no current or former employees, officers or consultants are in violation of their respective proprietary information and invention assignment agreement. No current or former employee, officer or consultant owns or claims to have any rights in any Company Intellectual Property. The Company does not owe any compensation to any current or former employee, officer or consultant in connection with any Company Intellectual Property, including with respect to any patent that is based on an invention of any such employee, officer or consultant, and all such persons have executed irrevocable waivers with respect to the right to receive compensation in connection with “Service Inventions” under Section 134 of the Israeli Patent Law 1967 (and any other equivalent statute, if applicable). No current or former employee, officer or consultant was employed by or has performed services for, was operating under any grants from, or otherwise was subject to any restrictions or invention assignment obligations resulting from his relations with, any governmental authority, government-owned institution, military, university, college, other educational institution or research center, including as an employee, contractor, consultant, soldier or graduate student, during the time such person created or developed, or contributed to the creation or development of any Technology of the Company. It will not be necessary to utilize any inventions of any of the Company’s Founders or other employees, officers or consultants (or people it currently intends to hire or engage with) made prior to or outside the scope of their employment by or engagement with the Company.

3.10.6 The Company has taken reasonable steps and security measures to protect the secrecy, confidentiality and value of Company Intellectual Property and to protect the status of and its rights in all of its trade secrets. The Company is not aware of acts or omissions by the officers, directors, shareholders, employees or consultants of the Company the result of which would compromise the secrecy, confidentiality or value of any Company Intellectual Property or the rights of the Company to register or enforce appropriate legal protection of any Company Intellectual Property. The Company is in compliance in all material respects with any contractual obligations to protect the trade secrets or confidential or proprietary information of third parties.

3.10.7 The Company has not received any communications, and there is no pending action, alleging that the Company has infringed, misappropriated or violated, or by conducting its business as currently proposed to be conducted, or any product made available by the Company, would infringe, misappropriate or violate, any Intellectual Property Rights of any other person or entity, nor to the Company’s Knowledge is there basis for any such allegation. The Company has not asserted or threatened any action against any third party with respect to infringement, misappropriation or other violation of any Intellectual Property Rights of the Company and the Company is not aware of any such infringement, misappropriation or other violation.

3.10.8 The Company has not licensed any of its Technology or Intellectual Property Rights to any person on an exclusive basis, nor has the Company entered into any covenant not to compete in any market, field or application, or geographical area or with any third party.

3.10.9 The Company owns or is properly licensed to use and practice all Technology and Intellectual Property Rights used by the Company or necessary for the Company to conduct its business as now conducted. Except for Intellectual Property Rights and Technology which the Company currently plans to develop or which is available to be licensed from a third party on commercially reasonable terms, the Company owns or is properly licensed to use and practice all Technology and Intellectual Property Rights necessary for the Company to conduct its business as currently proposed to be conducted.

3.10.10 The Company has established a commercially reasonable policy that is designed to identify open source software used by or for the Company. With respect to any open source software that is or has been used by the Company, the Company has been and is in compliance with all applicable licenses, including all copyright notice and attribution requirements. None of the Company Intellectual Property includes or incorporates any open source software that is licensed under the GNU General Public License, GNU Affero GPL or another open source code license having, in certain circumstances of use, a similar “contaminating” effect on the Company Intellectual Property, or that would otherwise require the Company to release any portion of its source code, or to permit free redistribution, reverse engineering, or modification of any of the Company Intellectual Property.

3.10.11 The Company has not (i) licensed any of the software included in any of its products or Company Intellectual Property in source code form to any third party, or (ii) entered into any escrow agreements with respect to any such software. No event has occurred, and no circumstances or conditions exist, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by Company of any source code included in any of its products or Company Intellectual Property, other than pursuant to agreements with consultants engaged in development activities for the Company in the ordinary course of business and who are subject to confidentiality obligations to the Company, and solely to the extent each such consultant is required to have access to the source code in the ordinary course of business for the purpose of performing the services for the Company.

3.10.12 The Company uses commercially reasonable efforts and has implemented commercially reasonable safeguards to detect the presence and prevent the inclusion of viruses, worms, Trojan horses and other infections or intentionally harmful routines in Company products.

3.11 Employees.

3.11.1 All employees, service providers and consultants of the Company have signed valid non- competition, assignment of invention and confidentiality undertakings toward the Company. The Company has no deferred compensation covering any of its officers or employees. The Company has materially complied with all applicable employment laws and agreements relating to employment, and complied with the proper withholding and remission to the proper tax and other authorities of all sums required to be withheld from employees under applicable laws. The Company has paid in full to all of its respective employees, wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees and provided all contributions to pension or managers funds (including to disability insurance), as applicable, required by law or by any other arrangements between the Company and such employees, on or prior to the date hereof. There is no and has never been any labor dispute, strike or work stoppage against the Company, nor there were any threats in this regard. There are no activities or proceedings of any labor union or activities to organize the employees of the Company. All independent contractors and former independent contractors are and were rightly classified as independent contractors and would not reasonably be expected to be re-classified by the courts or any other authority as employees of the Company. The Section 14 Arrangement of the Severance Pay Law-1963 was properly applied in accordance with the terms of the general permits issued by the Israeli Labor Minister regarding all employees of the Company in accordance with their employment agreements, as required by the law and from their commencement date of employment.

3.11.2 None of the execution or delivery of this Agreement or any of the Transaction Documents, the performance of obligations hereunder and/or the consummation of the transaction hereunder will, individually or together or with the occurrence of some other event (whether contingent or otherwise), (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any current or former employee, director, or contractor, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director or contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any person.

3.12 Taxes.

3.12.1 The Company has paid, or made adequate provision for the payment of, all taxes which have become due pursuant to income tax returns filed by it or pursuant to any assessment which has been received by it and all other taxes (without regard to whether a tax return is required or an assessment made) for which the Company is otherwise liable that are due and payable, and is not currently liable for any tax (whether income tax, capital gains tax, or otherwise). The Company has not had any tax deficiency proposed or assessed against it, and the Company has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. The Company has withheld or collected from each payment made to its employees the amount of all taxes required to be withheld or collected therefrom and has paid all such amounts to the appropriate taxing authorities when due.

3.12.2 The Share Option Plan is intended to qualify as a capital gains route plan under Section 102(b)(2) of the Ordinance (a “102 Plan”) and has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by the ITA. All Section 102 Shares and Section 102 Options which were issued under any 102 Plan were and are currently in compliance with the applicable requirements of Section 102(b)(2) of the Ordinance (including the relevant sub-section of Section 102) and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the grant of Section 102 Options only following the lapse of the required 30 day period from the filing of the 102 Plan with the ITA, the receipt of the required written consents from the holders of Section 102 Options, the appointment of an authorized trustee to hold such options, the receipt of all required tax ruling, and the due deposit of such options with the Section 102 Trustee pursuant to the terms of Section 102 of the Ordinance and the guidelines published by the ITA in July and November 2012.

3.13 Contracts. The Company is not party to, or bound by, any contract, agreement or commitment which may materially affect the assets, liabilities, condition or business of the Company, other than this Agreement, the schedules hereto and the contracts listed in Schedule 3.13 attached hereto (a “Contract”). All aforesaid Contracts are in full force and effect, are valid and binding on the Company and on the other party or parties thereto. The Company has performed all obligations required to be performed by it under each such Contract in all material respects, and the Company is not in default under any of them, nor is the Company aware of any breach by any other party thereto. No party to any Contract has repudiated any provision thereof or terminated any Contract, and the Company has not received any notice that any other party or parties to any Contract intend to exercise any right of cancellation or termination thereof. True and correct copies of all such Contracts have been delivered to the Investor or its counsel. Except as set forth in Schedule 3.13A, the Company does not have any employment or consulting contracts which entitle an employee to deferred compensation agreements or bonus, incentive, profit-sharing, or “golden parachutes” or similar uncustomary pension plans currently in force and effect, or any understanding with respect to any of the foregoing. Except as set forth in Schedule 3.13B, the Company is not a party or bound by any agreement, understanding, contract or proposed transactions that involves: (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of EUR 100,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other person or entity that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

3.14 Interested Party Transactions. Except as set forth in Schedule 3.14, there are no existing arrangements or proposed transactions between the Company and any officer, director, or holder of more than one percent (1%) of the share capital of the Company, or any subsidiary, affiliate or associate of any such person.

3.15 No Public Offer. Neither the Company nor anyone acting on its behalf and under its instructions has offered securities of the Company or any part thereof for issuance or sale to, or solicit any offer to acquire any of the same from, anyone so as to make issuance and sale of the shares being issued under this Agreement not exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”) or the prospectus requirements of the Israeli Securities Law, 1968. None of the issued and outstanding shares of the Company has been offered or sold by the Company in such a manner as to make the issuance and sale of such shares not exempt from such registration and prospectus requirements, and all such shares have been offered and sold by the Company in compliance with all applicable Israeli and US securities laws.

3.16 Legal proceedings. Except as set forth in Schedule 3.16 hereto, there is no action, suit, proceeding or investigation pending or to the Company’s Knowledge threatened against the Company, or any of the Company’s properties or against any of its officers, directors, or employees (in their capacity as such), or that the Company has or currently intends to initiate.

3.17 Governmental Grants and Benefits. Except as set forth in Schedule 3.17 hereto, the Company has not applied for and has not received, any grants, incentives, investments, loans, benefits (including tax benefits), subsidies or allowance and applications therefor from any governmental or regulatory authority or any agency thereof, or from any foreign governmental or administrative agency, granted to the Company.

3.18 Disclosure. The Company has provided the Lead Investor with all information that the Lead Investor has requested in connection with the period commencing on 14 March 2019 and all information that the Company believes is reasonably necessary to enable the Lead Investor to make its decision to enter into this Agreement. Neither this Agreement (including the Exhibits and/or Schedules hereto) nor any Transaction Document, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made. There is no material fact or information, relating to the business, prospects, condition (financial or otherwise), affairs, operations, or assets of the Company that the Company is aware of and that has not been set forth in this Agreement, the schedules and exhibits hereto or that otherwise has not been disclosed to the Lead Investor by the Company (including by way of Board discussions/resolutions in which the Lead Investors’ representatives participated); provided, however, that the aforesaid does not apply to publicly available information and does not apply to general economic conditions.

4.	REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

Each Investor represents and warrants to the Company, severally and not jointly, as follows:

4.1 Organization. The Investor is duly organized and validly existing under the laws of its jurisdiction of organization.

4.2 Authorization; Enforceability. The Investor has full power and authority to enter into and perform its obligations under this Agreement and any Transaction Document. The Transaction Documents, when executed and delivered by or on behalf of the Investor, shall constitute a valid and legally binding obligation of the Investor, legally enforceable against the Investor in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws of general application affecting enforcement of creditors’ rights generally and laws relating to the availability of specific performance, injunctive relief or other equitable remedies. All corporate action on the part of the Investor, its shareholders, officers and directors necessary for the authorization, execution, delivery, and performance of all of the Investor’s obligations under the Transaction Documents, has or will be taken prior to the Closing.

4.3 No Conflict. The execution, delivery and performance of this Agreement by the Investor do not, and will not (i) conflict with or violate the Investor’s incorporation documents, or (ii) conflict with or violate any contract or law applicable to the Investor.

4.4 Experience. It is an experienced investor in securities of companies in development stage and acknowledges that it is able to fend for itself, can bear the economic risks of such investment in the Preferred A Shares (including the complete loss thereof) and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this investment in the Company.

4.5 Purchase Entirely for Own Account. The Preferred A Shares will be acquired for investment for the Investor’s own account. By executing this Agreement, the Investor further represents that he does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Preferred A Shares.

4.6 Disclosure of Information. Without derogating from the representations and warranties of the Company, the Investor and its advisers and representatives has had an opportunity to discuss the terms and conditions of the offering of the Preferred A Shares and the Company’s business, management and financial affairs with the Company’s management and have conducted their own due diligence concerning the Company’s business, technology, assets (including IP) and financial and tax position and any other matter which they believed to be relevant to transactions contemplated hereunder.

4.7 IPO. The Investor has been informed by the Company and is aware that the majority of the Company’s shareholders are interested in making their investments liquid and tradeable in the foreseeable future and accordingly, there is a high probability that the Company, subject to this Agreement and all transactions contemplated herein, will effect an IPO, if and when determined by the Company’s Board.

4.8 Brokers or Finders. The Investor has not entered into any engagement with any broker, finder, financial adviser or anyone acting in any similar capacity that would obligate the Company to pay a fee to any such person in connection with this Agreement or any of the transactions contemplated hereby.

5.	CONDITIONS FOR CLOSING BY THE PARTIES

The obligation of the Investors to purchase the Purchased Shares and to perform the Closing, and the obligations of the Company to issue and allot the Purchased Shares, are subject to the fulfillment by the Company or the Investors, as applicable, at or before the Closing, of the following conditions, any or all of which may be waived, in whole or in part, in writing, by the Lead Investor on behalf of the Investors, or by the Company, as applicable, at their sole discretion:

5.1 Representations and Warranties. The representations and warranties made by the Investors or the Company (as applicable) in this Agreement shall have been true and correct when made and true and correct as of the Closing as if made on the Closing.

5.2 Performance. All covenants, agreements and conditions contained in the Agreement to be performed or complied with by the respective party on or prior to the Closing, shall have been performed or complied with in all respects.

5.3 Delivery of Documents; Closing Actions. All of the documents to be delivered by the Company pursuant to Section 2, shall be in forms attached hereto, or in case forms were not attached, then in a form and substance reasonably satisfactory to the Lead Investor and its counsel, and shall have been delivered to the Lead Investor, or, where applicable, to the Investors. All other actions and transactions set forth in Section 2.2 shall have been completed on or prior to the Closing.

5.4 All shareholders of the Company (which are not Investors) shall have waived (or deemed to have waived following expiration of the relevant notice periods) any preemptive rights, anti-dilution rights or similar rights (if they have such) with respect to the rights such shareholders hold in connection with the transactions contemplated herein (including, without limitation, the issuance by the Company of the Purchased Shares and Call Shares hereunder), pursuant to the Current Articles, law, agreement or otherwise.

5A. CONDITIONS FOR CLOSING OF THE OPTIONAL CLOSING BY THE PARTIES

The obligation of the Lead Investor to purchase the Call Shares, pay the Option Investment Amount, and to perform the Optional Closing, and the obligations of the Company to issue and allot the Call Shares if it chooses to exercise the Option, all pursuant to Sections 1.5, 2.3 and 2.4 herein, are subject to the following conditions:

5A.1	The Closing has occurred.

5A.2	The representations and warranties made by the Company in Sections 3.1(Organization),3.2 (Authorization and Approval) 3.3 (Compliance with Other Instruments) 3.4 (Ownership of Shares) (save that the Cap Table shall be updated) 3.10 (Intellectual Property) (save that the Company may make additions to its list of registered intellectual property and save for other minor changes which effect is not quantified in more than NIS 100,000), 3.12 (Taxes, save for other minor changes which effect is not quantified in more than NIS 100,000) 3.16 (Legal Proceedings, save for other minor changes which effect is not quantified in more than NIS 100,000) shall have been true and correct when made and true and correct as of the Optional Closing as if made on the Optional Closing .

5A.3	The Company is not subject to Liquidation Proceedings.

5A.4	The Call Shares, when issued and allotted and paid for in accordance with this Agreement, (i) will be duly authorized, validly issued, fully paid-up, non-assessable and free and clear of all liens, claims, charges, encumbrances, restrictions, rights, options to purchase, proxies, voting trust and other voting agreements, calls or commitments of any kind, (ii) will have the rights, preferences, privileges, and restrictions set forth in the Amended Articles; and (iii) will be duly registered in the name of the Lead Investor in the Company’s shareholders register.

5A.5	There shall have been no Material Adverse Effect since the Closing.

“Material Adverse Effect” shall mean any events, occurrences, changes, effects or conditions which, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the business, assets, properties, liabilities, obligations, financial condition, operations or results of operations of the Company, including specifically any pandemic but excluding, any state of facts, change, effect, condition, development, event or occurrence arising from or reasonably related to the following (either alone or in combination): (i) any general condition affecting the industries or markets in which the Company conducts substantial operations or the economy in any of the countries in which the Company conducts substantial operations, to the extent such condition does not disproportionately affect the Company relative to other similarly situated companies or businesses; (ii) general economic, capital market, financial, political or regulatory conditions, worldwide or in any particular region, to the extent such condition does not disproportionately affect the Company relative to other similarly situated companies or businesses; (iii) an occurrence, outbreak, escalation or material worsening of war, armed hostilities, or acts of terrorism, to the extent such occurrence, outbreak or other circumstance does not disproportionately affect the Company relative to other similarly situated companies or businesses; or (iv) any change in accounting principles or applicable laws, rules or regulations or the implementation or interpretation thereof, to the extent such change does not disproportionately affect the Company relative to other similarly situated companies or businesses, save to the extent the foregoing in (i)-(iv) derives from a pandemic.

6.	AFFIRMATIVE COVENANTS

6.1 Corporate Actions. The Company warrants to the Investors that promptly after the Closing and pursuant to the requirements of applicable law, the Company shall fulfill all corporate actions necessary, but not required prior to Closing, in connection with the authorization, execution, delivery, and performance of all of the Company’s obligations under this Agreement and all transactions contemplated herein, and for the authorization, issuance, and allotment of the Purchased Shares, including, inter alia, the filing of all required notices with the Israeli Registrar of Companies (with the Investors providing the Company with the documents required by the Israeli Registrar of Companies in order to register such transactions), subject to the provision of all the required information by the Investors. The same shall apply, mutatis mutandis, with respect to the Optional Closing and the Lead Investor.

6.2 Use of Proceeds. The Company will use the proceeds of the issuance and sale of the Purchased Shares for purposes in accordance with the Company’s Budget, in a form to be approved by the Board and the Investor before the Closing (and as a condition thereto) (as may be amended from time to time by the Board).

6.3 Lead Investor’s Anti-Dilution Waiver. The Lead Investor hereby waives the anti-dilution protection rights it would have been entitled to receive in accordance with Article 20 of the Current Articles, solely connection with the issuance of the Purchased Shares and the Call shares (if applicable).

7.	INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES; LIMITATION OF LIABILITY

7.1 The representations, warranties and covenants of the Company contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors. Other than with respect to fraudulent or willful misrepresentation by the Company (which shall survive the execution of this Agreement indefinitely), the representations and warranties of the Company contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement, the Closing and the Optional Closing (if applicable), and shall expire at the earlier of: (i) Deemed Liquidation or an IPO (as defined in the Amended Articles), and (ii) 24 months after the expiration of the Option Period, except that the representations and warranties under Sections 3.1 (Organization), 3.2 (Authorization; Approvals), 3.3 (Compliance with Other Instruments) and 3.4 (Ownership of Shares) shall expire at the earlier of: (i) Deemed Liquidation or an IPO, and (ii) the lapse of the applicable statute of limitation. The Company shall indemnify the Investors and their respective shareholders, directors, officers and employees (each, an “Indemnified Party”) and hold them harmless from and against any and all losses, damages, costs, obligations, liabilities, expenses, settlement payments, awards, judgments, taxes, fines, penalties, deficiencies, reasonable legal fees or other similar charges based upon, arising out of, or resulting from, the breach of any representations or warranties or covenants of the Company under this Agreement. Notwithstanding the aforesaid: (i) no claim or claims for indemnification under this Section 7 shall be brought unless the aggregate amount of such claim(s) shall exceed EUR 200,000, provided that in case of a claim or claims in excess of the aforesaid threshold, the claim can be submitted for the entire amount (and shall be paid from the first EUR); (ii) the total liability for indemnification by the Company hereunder towards each Investor and any Indemnified Party on its behalf, shall be limited to a maximum aggregate amount actually invested by such Investor hereunder; (iii) in no event shall the Company be liable for incidental, indirect, punitive or consequential damages of any kind; and (iv) no claim shall be brought or made after the applicable survival period, provided, however, that if, at any time prior to the expiry of the applicable survival period, any Indemnified Party delivers a written notice claiming indemnification hereunder, then the claim asserted in such notice shall survive the expiration of such survival period until such time as such claim is fully and finally resolved,. The limitations set forth in sub-sections (i) through (iv) above shall not apply with respect to claims based on fraudulent or willful misrepresentation. The parties agree that the provisions of this Section 7 shall be deemed to constitute a separate written legally binding agreement among the Company and the Investors, in accordance with the provisions of Section 19 of the Israeli Limitation Law (_______) 5718-1958.

7.2 Capitalization Adjustments. As an alternative to the indemnification obligations set forth in Section 7.1 with respect to a misrepresentation concerning the Cap Table, if the Cap Table is found to have been not reflective of all the share capital of the Company on a Fully Diluted Basis as of the Closing (including due to the Company issuing equity securities to any person asserting or claiming a right to equity securities of the Company as a result of any action or occurrence prior to the Closing), the Company shall issue to the Investors, immediately upon learning of such error, such additional Preferred A Shares, for no consideration, in a number that would have been required in order to maintain the Investors’ respective percentage holdings in the Company on a Fully Diluted Basis as of the Closing, as set forth in the Cap Table, such that it will not be diluted vis-à-vis its respective percentage holdings set forth therein as a result of such inaccuracies, subject to any further dilution following the Closing. In such case, a corresponding change shall be made to the options pool and the PPS of the Purchased Shares (as defined in the Amended Articles). This provision shall expire upon the earliest of: (i) the lapse of the applicable statute of limitations, and (ii) an IPO. This Section 7.2 shall apply mutatis mutandis to the Call Shares.

7.3 Subject to the exclusions set forth in Sections 7.1-7.2 (i.e. fraudulent or willful misrepresentation by the Company), the remedies under Sections 7.1-7.2 are the sole and exclusive remedies available for the Investors under this Agreement or the law, for any breach of any covenant, warranty or representation made by the Company hereunder or under any of the other Transaction Documents, save that the Investors may seek equitable and injunctive relief if appropriate.

8.	SUBSIDIARY OF A PUBLIC COMPANY

8.1 The Investors acknowledge that Foresight Autonomous Holdings Ltd. (“Foresight”), a public company traded on the NASDAQ and Tel Aviv Stock Exchanges has significant holdings in the Company and that the Investors may have access to information not known to the public, including Inside Information concerning Foresight.

8.2 Each Investor undertakes to refrain from delivering or making use of any information that may be deemed to constitute an Inside Information. For the purposes hereof, the term “Inside Information” shall have the meanings assigned to it at the Israeli Securities Law, 5728-1968.

9.	MISCELLANEOUS

9.1 Preamble; exhibits. The preamble to this Agreement and all exhibits and schedules attached hereto form an integral part hereof.

9.2 Post IPO articles. Subject to and without derogating from anything set forth in the Transaction Documents and the Amended Articles, the Parties hereto acknowledge that prior to an IPO, the Company’s articles of association then of effect will be amended in the manner that will, inter alia, provide that the rights for nomination of directors in the Company set forth in the attached Amended Articles will be forfeited and the directors in the Company will be elected by a general meeting of the Company’s shareholders.

9.3 Confidentiality. The provisions of that certain confidentiality agreement between the Company and the Lead Investor, dated December 25, 2017, shall apply to any and all information provided to the Company by the Lead Investor and by the Company to the Lead Investor, in relation to the transactions contemplated hereunder.

9.4 No Publicity. Notwithstanding anything to the contrary in this Agreement, the Company shall not use any Investor’s name, refer to the Investor directly or indirectly in connection with the Investor’s relationship with the Company or disclose any terms or other information included in the Transaction Documents and/or the Amended Articles in any communications with any third party, advertisement, news release or professional or trade publication, or in any other public manner, other than: (a) if required by law, or (b) with the Investor’s prior written consent. Without derogating from the foregoing, if a public disclosure of the Investor’s relationship with the Company is required by law or regulation, the Company shall avoid from specifying the Investor’s name and shall make any effort to consult with the Investor regarding such disclosure, revise such disclosure as reasonably requested by the Investor, and if available, seek confidential treatment for such portions of such disclosure.

9.5 Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby, including without limitation, if required by the bank in which the Company’s bank account is managed, provide the bank with all forms requested by the bank to effect the wire transfer such that it will actually be deposited in the Company’s bank account.

9.6 Transfer; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement. This Agreement and all rights and obligations hereunder may not be assigned or transferred without the prior written consent of the other parties.

9.7 Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent court in the District of Tel Aviv and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court.

9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile or as a PDF file and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.9 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.10 Notices. All notices and other communications given or made pursuant to this Agreement will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours at the place of the recipient of the recipient, and if not so confirmed, then on the next business day in such place, or (c) upon receipt confirmation if sent recognized courier service,. All communications will be sent to the respective parties at their address as set forth above. Notices by email to the Company shall be addressed to the attention of both the Chairman Mr. Sam Donnerstein - sdonnerstein@railvision.io and its CEO Mr. Elen Katz - elen@railvision.io and with a copy to Adv. Ido Shomrony of Shibolet & Co. – i.shomrony@shibolet.com, which copy shall not constitute notice to or service on the Company. Notices by email to the Lead Investor shall be addressed to the attention of both Mr. Christian Staby - Christian.Staby@knorr-bremse.com and Mr. Mario Beinert, Mario- Bernd.Beinert@knorr-bremse.com, with copies to Dr. Michael Prüßner of Eversheds Sutherland (Germany) LLP – MichaelPruessner@eversheds-sutherland.com and to Adv. Simon Jaffa of Barnea Jaffa Lande & Co. Law Office – sjaffa@barlaw.co.il, which copies shall not constitute notice or service on the Lead Investor.

9.11 Amendments. Any term of this Agreement may be amended only with the written consent of the Company and the Lead Investor.

9.12 Severability. The invalidity or unenforceability of any provision hereof if so shall be held by court of competent jurisdiction, shall in no way affect the validity or enforceability of any other provision. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

9.13 Delays or Omissions; Waivers. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be made in writing and signed by the party so waiving its right, and shall be effectively only to the extent specifically set forth in such written waiver Subject to Section 7.3 above, all remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

9.14 Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties, including that certain non-binding Summary of Terms dated July 29, 2020, are expressly canceled.

** Remainder of page is intentionally left blank **

LIST OF SCHEDULES

Schedule 3.4.1 3.1	Current Articles

Schedule 3.4.1	Cap Table

Schedule 3.4.2	Options granted or promised under the Option Plan

Schedule 3.6	List of directors and officers of the Company; voting agreements

Schedule 3.7	Lease of real property

Schedule 3.8.1	Audited financial statements of the Company as of December 31, 2019

Schedule 3.8.2	Company’s outstanding expenses and balance sheet

Schedule 3.8.2(l)	Company’s outstanding expenses in connection with the transactions contemplated under the Agreement

Schedule 3.10.2	List of registered Intellectual Property Rights owned by the Company; List of unregistered trademarks used by the Company

Schedule 3.10.4	Options, licenses, or agreements relating to Company’s Intellectual Property

Schedule 3.10.4	Company’s obligations to pay royalties

Schedule 3.13	Material contracts

Schedule 3.13A	Uncustomary employees’ compensation arrangements

Schedule 3.13B	Payments to the Company

Schedule 3.14	Interested party transactions

Schedule 3.16	Legal proceedings

Schedule 3.17	Governmental grants and benefits

LIST OF EXHIBITS

Exhibit 2.2.1.1A	Elen Katz Option Agreement

Exhibit 2.2.1.1B	Shachar Hania Option Agreement

Exhibit 2.2.1.2	Amended Articles

Exhibit 2.2.1.3	Investors’ share certificate

Exhibit 2.2.1.6	Company’s shareholders register

Exhibit 2.2.1.7	Legal opinion

Exhibit 2.2.1.8	CEO certificate

Exhibit 2.2.1.9	Indemnification Agreement

Exhibits 2.2.1.10(i)-(iii)	Notices to the Israeli Companies Registrar

IN WITNESS WHEREOF, the parties have executed this Share Purchase Agreement as of the date first above written.

COMPANY:

Rail Vision Ltd.

/s/ Sam Donnerstein
Name:	Sam Donnerstein
Title:	Chairman

/s/ Elen Katz
Name:	Elen Katz
Title:	Chief Executive Officer

/s/ Ofer Naveh
Name:	Ofer Naveh
Title:	Chief Finance Officer

INVESTORS

Knorr-Bremse Systeme Stir Schienenfahrzeuge GmbH

/s/ Dr. Nicolas Lange

/s/ Mark Cleobury

Name:	Dr. Nicolas Lange
Title:	Chairman of the Management Board

Name:	Mark Cleobury
Title:	Member of the Management Board

Annex A

Investors Details

Name	Portion of Investment Amount	Number of Purchased Shares
Lead Investor	The Lead Investor commits to invest the entire Investment Amount, minus any portion of the Investment Amount to be subscribed for, if any, by the other Investors (if any), which/who may who may choose to exercise their preemptive right under the Current Articles	51,282
No other Investors